Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Brian Keogh
425-453-9400

ESTERLINE COMPLETES ACQUISITION OF BARCO’S AEROSPACE & DEFENSE DISPLAY BUSINESS

BELLEVUE, Wash., February 2, 2015 — Esterline Corporation (NYSE: ESL www.esterline.com), a leading specialty manufacturer serving aerospace and defense markets, today announced it has completed its acquisition of the aerospace and defense display businesses of Belgium-based Barco N.V. for €150 million, or approximately $175 million, in cash. The company financed the acquisition primarily using international cash reserves, with the balance funded by borrowings under its existing credit facility.

Barco’s visualization solutions feature world-class display technologies for a variety of demanding defense and commercial aerospace applications. The acquired business employs roughly 600 people in Belgium, France, Israel, Singapore and the U.S.

Esterline Chief Executive Officer, Curtis Reusser, said the acquisition of strategic Barco product lines adds “…improved market strength and global coverage as well as key capabilities in an important complementary product category. We are pleased to welcome the highly capable Barco team, which has an excellent reputation and fits very well within the culture and technology skillset of Esterline. We believe this transaction will create value for our shareholders and help grow and strengthen our overall business.”

In order to maximize efficiency and to best position the business for ongoing growth, the acquired operations will report through Esterline’s Montreal-based Avionics Systems group of businesses and the company’s Everett, Wash.-based Control & Communication Systems group. Avionics products will be marketed under the CMC Electronics brand. Training and simulation, defense, and air traffic control products will be marketed under new brands for Esterline — to be announced in the coming months — and use of the Barco brand name for all of these products will be phased out.

(more)

Page 2 of 2 Esterline Completes Acquisition of Barco’s Aerospace and Defense Display Business

More information regarding the expected contribution of the acquisition to Esterline’s fiscal 2015 operating results will be shared on the company’s first quarter earnings conference call in March.

Esterline was advised in this transaction by Rothschild and Renaissance Strategic Advisors; Barco was advised by Morgan Stanley.

About Esterline

Esterline Corporation is a leading worldwide supplier to the aerospace and defense industry specializing in three core areas: Avionics & Controls, Sensors & Systems, and Advanced Materials. Operations within the Avionics & Controls segment focus on high-technology electronics products for military and commercial aircraft and land- and sea-based military vehicles, secure communications equipment, systems and components, specialized medical equipment, and other industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, electrical power distribution equipment, harsh-environment connectors and other related systems principally for aerospace and defense customers. Operations within the Advanced Materials segment focus on technologies including high-temperature resistant materials and components used for a wide range of military and commercial aerospace purposes and combustible ordnance and electronic warfare countermeasure products.

About Barco

Barco, a global technology company, designs and develops visualization products for a variety of selected professional markets. Barco has its own facilities for Sales & Marketing, Customer Support, R&D and Manufacturing in Europe, North America and Asia Pacific. Barco (NYSE Euronext Brussels: BAR) is active in more than 90 countries with about 4,000 employees worldwide. Barco posted sales of €1.158 billion in 2013.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent annual report on Form 10-K.